Exhibit 99.1

Nektar Therapeutics Announces Strategic Reprioritization and Cost Restructuring Plan

-- Pipeline focus will prioritize programs in immunology, including REZPEG and several immunology research programs --

-- Development of NKTR-255 in diffuse large B-cell lymphoma and bladder cancer to continue as strategic partnering options are pursued --

-- Cost restructuring plan reduces San Francisco-based workforce by approximately 60% and extends cash runway into the middle of 2026 --

-- Company to announce financial results for the first quarter of 2023 after close of U.S.-based financial markets on May 9, 2023 --

SAN FRANCISCO, April 17, 2023 -- Nektar Therapeutics (Nasdaq: NKTR) today announced a strategic reprioritization and cost restructuring plan that includes a new pipeline focus on immunology, as well as several cost reduction initiatives, which the company expects will significantly reduce future operating expenses and extend its cash runway into the middle of 2026.

Key elements of the new plan include:

●	Prioritize REZPEG development: Nektar intends to work with Eli Lilly to ensure the continuation of REZPEG development whether it is under the existing Eli Lilly agreement or Nektar regains the rights to REZPEG. The Phase 1b data for REZPEG in atopic dermatitis previously presented at the EADV meeting in September 2022 showed that a dose-dependent improvement was observed in key efficacy measures of mean change in EASI, EASI-75, vIGA-AD scores, and Itch NRS ≥4-point improvement rates over placebo with 12 weeks of treatment. These improvements were observed for an additional 36 weeks following the 12-week treatment period. These proof-of-concept data show REZPEG’s ability to stimulate Tregs to target an immune system imbalance resulting in an improvement of disease activity in patients. The Phase 1b data were recently highlighted in a talk by Eric Lawrence Simpson, MD, FAAD at the 2023 American Academy of Dermatology (AAD) Annual Meeting on March 17, 2023 in the scientific session covering atopic dermatitis, as a potential future remittive therapy.

●	Continue development of lead oncology asset, NKTR-255, while seeking a strategic development partner: As part of the strategic reprioritization, Nektar will continue its Phase 2 study of NKTR-255 in combination with cell therapies and the Phase 2 JAVELIN Bladder Medley Study with partner Merck KGaA while it explores strategic partnership options for NKTR-255. NKTR-255 is an investigational IL-15 receptor agonist designed to boost antitumor immunity by increasing the proliferation and survival of natural killer and memory CD8+ T cells and may have broad potential applicability across oncology indications.

●	Continue core research programs in immunology: Nektar will continue to advance two preclinical pipeline candidates in auto-immune diseases including a new PEG-Colony Stimulating Factor (CSF1) program and a separate TNFR2 agonist antibody being developed in collaboration with Biolojic Design. The company plans to file an IND for at least one of these programs in 2024.

●	Implement a cost restructuring plan: As part of the strategic reprioritization, Nektar also plans to reduce its San Francisco-based workforce by approximately 60%. Once the cost restructuring plan has been fully completed, the company is expected to have approximately 55 employees based in San Francisco. The company anticipates that its Huntsville manufacturing facility, which supports several large pharmaceutical partners, will continue to operate with its current staff. The restructuring also includes actions to reduce additional operating costs and is expected to be substantially completed by June 2023.

“Following a comprehensive review of our portfolio, we have made the decision to prioritize the advancement of our immunology programs,” said Howard W. Robin, President and CEO of Nektar. "We intend to work with Eli Lilly either to continue REZPEG's development in the clinic under our existing agreement or to regain the rights to REZPEG for Nektar. We believe the strong data generated for this asset demonstrates its potential as a remittive therapy in atopic dermatitis and sets the stage to move quickly into a Phase 2b study. REZPEG would be positioned as a novel potential therapeutic in a significant, growing biologic treatment landscape."

“The strategic initiative we announced today is intended to further streamline our operations and to extend considerably our cash runway into the middle of 2026,” continued Robin. “Although the actions we are taking today are difficult, we are incredibly grateful for the contributions of the employees departing Nektar.”

Nektar had cash, cash equivalents, and marketable securities of approximately $456 million as of March 31, 2023. These significant reductions in the company’s operating expenses, including personnel-related costs and external expenses, are expected to extend the company’s cash runway into the middle of 2026. Projected annual savings from the headcount reduction will be fully realized in 2024 and represent an annual savings of approximately $30 million. Nektar expects non-recurring cash payments of approximately $8 million, primarily in the second quarter of 2023 associated principally with the workforce reduction.

Executive Management Changes

As part of this initiative, Nektar also announced several changes to its executive team:

●	Dr. Brian Kotzin, Nektar’s Chief Medical Officer, will be stepping down from his full-time role but will continue to serve in an ongoing role as a strategic advisor to the company. Dr. Mary Tagliaferri, current Chief Development Officer, will assume the role of Chief Medical Officer.

●	Jillian Thomsen will be stepping down from her role as Chief Financial Officer (CFO) and will depart the company in June following a transition period. The company has appointed Sandra Gardiner to the role of acting CFO. Sandra is a skilled business and finance executive with over 30 years of financial and accounting experience. She is a partner at FLG Partners, a leading CFO services firm in Silicon Valley.

●	Kevin Brodbeck, Nektar’s SVP of Technical Operations, will depart the company in June following a transition period. Ken Franke, current VP of Biologics Development & Manufacturing will assume Kevin’s responsibilities.

The company thanks its departing executives for their contributions to Nektar.

Conference Call Details to Announce First Quarter 2023 Financial Results:

Nektar will announce its financial results for the first quarter 2023 on Tuesday, May 9, 2023, after the close of U.S.-based financial markets. Howard W. Robin, President and Chief Executive Officer, will host a conference call to review the results beginning at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time.

The press release and live audio-only webcast of the conference call can be accessed through a link that is posted on the Home Page and Investors section of the Nektar website: http://ir.nektar.com/. The web broadcast of the conference call will be available for replay through June 4, 2023.

To access the conference call, please pre-register at Nektar Earnings Call Registration. All registrants will receive dial-in information and a PIN allowing them to access the live call.

About Nektar Therapeutics

Nektar Therapeutics is a biopharmaceutical company with a robust, wholly owned R&D pipeline of investigational medicines in immunology and oncology as well as a portfolio of approved partnered medicines. Nektar is headquartered in San Francisco, California, with additional manufacturing operations in Huntsville, Alabama. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

About Rezpegaldesleukin (REZPEG)

Autoimmune and inflammatory diseases cause the immune system to mistakenly attack and damage healthy cells in a person’s body. A failure of the body’s self-tolerance mechanisms enables the formation of the pathogenic T lymphocytes that conduct this attack. REZPEG is an investigational, potential first-in-class T regulatory cell stimulator that may address this underlying immune system imbalance in people with many autoimmune and inflammatory conditions. It is designed to target the interleukin-2 receptor complex in the body in order to stimulate proliferation of powerful inhibitory immune cells known as regulatory T cells. By activating these cells, REZPEG may act to bring the immune system back into balance. REZPEG is being developed as a self-administered injection for a number of autoimmune and inflammatory diseases.

About NKTR-255

NKTR-255 is a biologic that targets the IL-15 pathway in order to activate the body’s innate and adaptive immunity. Through optimal engagement of the IL-15 receptor complex, NKTR-255 is designed to enhance functional NK cell populations and formation of long-term immunological memory, which may lead to sustained and durable anti-tumor immune response.

Preclinical findings suggest NKTR-255 has the potential to synergistically combine with antibody-dependent cellular cytotoxicity molecules as well as to enhance CAR-T therapies. A Phase 2/3 study is underway that combines NKTR-255 with approved CAR-T cell therapies in patients with diffuse large B-cell lymphoma, which is currently recruiting (NCT05664217).

There are two ongoing investigator sponsored trials (ISTs) evaluating NKTR-255 following treatment with a CAR-T cell therapy. Fred Hutchinson Cancer Center is conducting a Phase 1 study evaluating NKTR-255 in combination with CD19 CAR-T cell therapy in patients with relapsed or refractory large B-cell lymphoma (NCT05359211), and Stanford University is conducting a Phase 1 study evaluating NKTR-255 in combination with CD19/22 CAR-T cell therapy in patients with relapsed or refractory B-cell acute lymphoblastic leukemia (NCT03233854).

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements which can be identified by words such as: “will,” “may,” “advance,” “support,” “develop,” “provide,” “expect,” “aim,” “potential” and similar references to future periods. Examples of forward-looking statements include, among others, statements regarding the therapeutic potential of, and future development plans for rezpegaldesleukin, NKTR-255 and our other drug candidates in research programs, the prospects and plans for our collaborations with other companies, the timing of the initiation of clinical studies and the data readouts for our drug candidates, our expectations regarding our 2023 cost restructuring plan and reduction in our San Francisco-based workforce, including the anticipated cost savings and non-recurring cash payment related to, and the timing for completion of, the cost restructuring plan, and our expected working capital and cash runway. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others: (i) our statements regarding the therapeutic potential of rezpegaldesleukin, NKTR-255 and our other drug candidates are based on preclinical and clinical findings and observations and are subject to change as research and development continue; (ii) rezpegaldesleukin, NKTR-255 and our other drug candidates are investigational agents and continued research and development for these drug candidates is subject to substantial risks, including negative safety and efficacy findings in ongoing clinical studies (notwithstanding positive findings in earlier preclinical and clinical studies); (iii) rezpegaldesleukin, NKTR-255 and our other drug candidates are in various stages of clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval; (iv) the timing of the commencement or end of clinical trials and the availability of clinical data may be delayed or unsuccessful due to challenges caused by the COVID-19 pandemic, regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (v) we may not achieve the expected cost savings we expect from our 2022 corporate restructuring and reorganization plan or our 2023 cost restructuring plan and we may undertake additional restructuring and cost-saving activities in the future, (vi) patents may not issue from our patent applications for our drug candidates, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (vii) certain other important risks and uncertainties set forth in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2023. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

For Investors:

Vivian Wu of Nektar Therapeutics

628-895-0661

For Media:

David Rosen of Argot Partners

(212) 600-1902

david.rosen@argotpartners.com

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